October 2010 Filed pursuant to Rule 433 dated October 12, 2010 Relating to Preliminary Pricing Supplement No. 556 dated October 12, 2010 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity LASERSSM due October     , 2012
Based on the Performance of Gold
The Commodity LASERS, which we refer to as the LASERS, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on the performance of the underlying commodity both (i) on the valuation date and (ii) on each trading day during the period from but excluding the pricing date to and including the valuation date.  If the commodity percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive, in addition to the principal, a return based on the greater of the final commodity percent change and the specified fixed percentage.  However, if the commodity percent change is less than or equal to the downside threshold value on any trading day during the same period, the payment at maturity will be solely based on the final commodity percent change, which may be negative, and therefore, you will be fully exposed to the negative performance of the underlying commodity on the valuation date.  In no event will the payment at maturity exceed the specified maximum payment at maturity.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the LASERS and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per LASERS
Issue price:	$1,000 per LASERS
Pricing date:	October , 2010
Original issue date:	October , 2010 (3 business days after the pricing date)
Maturity date:	October , 2012
Underlying commodity:	Gold
Payment at maturity:	$1,000 + return amount, subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount. There is no minimum payment at maturity.
Maximum payment at maturity:	$1,300 per LASERS (130% of the stated principal amount)
Return amount:
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the final commodity percent change and (ii) the fixed percentage]
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000  x  the final commodity percent change
In this scenario, the return amount may be negative and consequently, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.

Fixed percentage:	12%
Downside threshold value:	-20%
Commodity percent change:	The commodity percent change on any trading day is equal to: (commodity price – initial commodity price) / initial commodity price
Final commodity percent change:	The commodity percent change on the valuation date
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	October , 2012, subject to adjustment for non-trading days and certain market disruption events.
CUSIP:	617482NZ3
ISIN:	US617482NZ36
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 8.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 556 dated October 12, 2010
Prospectus Supplement dated December 23, 2008                Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Investment Overview

Commodity LASERSSM

The Commodity LASERS due October     , 2012 Based on the Performance of Gold (the “LASERS”) can be used:

▪	To gain exposure to the performance of gold and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying commodity for a certain range of performance due to the fixed percentage return if the commodity percent change is greater than -20%, which we refer to as the downside threshold value, on each trading day during the period from but excluding the pricing date to and including the valuation date

The LASERS are exposed to the performance (whether negative or positive) of gold, but have a fixed percentage return payable at maturity if the commodity percent change is greater than the downside threshold value on each trading day during the eighteen-month period from but excluding the pricing date to and including the valuation date.  There is no minimum payment at maturity on the LASERS.

Maturity:	2 years

Maximum payment at maturity:	$1,300 per LASERS (130% of the stated principal amount)

Minimum payment at maturity:	None

Payment Scenario 1:
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (i) the final commodity percent change and (ii) the fixed percentage of 12% (6% per annum), subject to the maximum payment at maturity.

Payment Scenario 2:
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the final commodity percent change, which will be negative.  The payment you receive will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date but the underlying commodity recovers so that the final commodity percent change is positive, you will receive a full return of principal at maturity plus a return based on the final commodity percent change, which will be positive, subject to the maximum payment at maturity.  Because the commodity percent change was less than or equal to -20% on one or more trading days during the period from but excluding the pricing date to and including the valuation date, you will not receive the benefit of the fixed percentage return.

October 2010	Page 2

Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Underlying Commodity Overview

The price of gold to which the return on the LASERS is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.

Underlying commodity information as of October 11, 2010
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,351.50	$1,051.50	$1,351.50 (on 10/11/2010)	$1,031.75 (on 10/28/2009)
* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

Daily Afternoon Fixing Prices of Gold January 1, 2005 to October 11, 2010

October 2010	Page 3

Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Key Investment Rationale

This 2-year investment offers a potential return at maturity based on full participation in the positive performance of gold, subject to a maximum payment at maturity of $1,300 per LASERS (130% of the stated principal amount), and protection from loss so long as the commodity percent change is greater than -20%, which we refer to as the downside threshold value, on each trading day during the period from but excluding the pricing date to and including the valuation date.  However, if the commodity percent change reaches the downside threshold value on any trading day during the same period, the LASERS will be exposed on a 1 to 1 basis to the negative performance of gold.

Best Case Scenario
The commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and, at maturity, the LASERS redeem for the maximum payment at maturity of $1,300 per LASERS (130% of the stated principal amount).

Worst Case Scenario
The commodity percent change is less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative and, at maturity, the LASERS redeem for less than the stated principal amount by an amount proportionate to the negative performance of the underlying commodity.  This amount will be less, and may be significantly less, than the $1,000 stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Summary of Selected Key Risks (see page 14)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is reached.

▪	Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity.

▪	The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.

▪	The market price of the LASERS may be influenced by many unpredictable factors.

▪	Gold prices are volatile and are affected by numerous factors.

▪	The LASERS will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.

▪	Investing in the LASERS is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	The U.S. federal income tax consequences of an investment in the LASERS are uncertain.

October 2010	Page 4

Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Fact Sheet
The LASERS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the commodity percent change on the valuation date and (ii) whether the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  In no event will the payment at maturity be greater than the maximum payment at maturity.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2010	October , 2010 (3 business days after the pricing date)	October , 2012 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per LASERS
Stated principal amount:	$1,000 per LASERS
Denominations:	$1,000 per LASERS and integral multiples thereof
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
$1,000 + return amount, which may be greater than, equal to or less than the stated principal amount.  In no event will the payment at maturity exceed the maximum payment at maturity.  There is no minimum payment at maturity on the LASERS.

Maximum payment at maturity:	$1,300 per LASERS (130% of the stated principal amount)
Return amount:
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000 x [the greater of (x) the final commodity percent change and (y) the fixed percentage]
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000 x the final commodity percent change
In this scenario, the return amount may be negative and consequently, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.

Fixed percentage:	12%
Downside threshold value:	-20%
Commodity percent change:
The commodity percent change on any trading day is equal to:
(commodity price – initial commodity price) / initial commodity price
For purposes of determining whether the commodity percent change has reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, we will (i) disregard trading days on which a market disruption event occurs and (ii) use closing level monitoring, which means that the commodity percent change will be calculated only once on each trading day based on the fixing price for the underlying commodity published by the relevant exchange on such day.

Final commodity percent change:	The commodity percent change on the valuation date
Relevant exchange:	The London Bullion Market Association (the “LBMA”).
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	October , 2012, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 14.

October 2010	Page 5

Commodity LASERSSM due October , 2012
Based on the Performance of Gold

General Information
Listing:	The LASERS will not be listed on any securities exchange.
CUSIP:	617482NZ3
ISIN:	US617482NZ36
Minimum ticketing size:	$1,000 / 1 LASERS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the LASERS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Such gain or loss should be long-term capital gain or loss if the investor has held the LASERS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the LASERS by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the level above which the commodity price must remain for the commodity percent change to be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and could increase the level at

October 2010	Page 6

Commodity LASERSSM due October , 2012
Based on the Performance of Gold

which the commodity price must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the LASERS, if the downside threshold value were to be reached. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the LASERS by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the LASERS, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the LASERS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

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Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Hypothetical Payments on the LASERS at Maturity
The following table illustrates the total return on the LASERS and the payment at maturity for a range of hypothetical commodity percent changes, depending on whether or not the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the LASERS.  The table below is based on the following terms:

Stated principal amount:	$1,000 per LASERS
Downside threshold value:	-20%
Fixed percentage:	12%
Maximum payment at maturity:	$1,300 per LASERS

Commodity percent change	Downside threshold value has NOT been reached		Downside threshold value has been reached*
	Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
100%	30%	$1,300	30%	$1,300
90%	30%	$1,300	30%	$1,300
80%	30%	$1,300	30%	$1,300
70%	30%	$1,300	30%	$1,300
60%	30%	$1,300	30%	$1,300
50%	30%	$1,300	30%	$1,300
40%	30%	$1,300	30%	$1,300
30%	30%	$1,300	30%	$1,300
29%	29%	$1,290	29%	$1,290
20%	20%	$1,200	20%	$1,200
15%	15%	$1,150	15%	$1,150
12%	12%	$1,120	12%	$1,120
10%	12%	$1,120	10%	$1,100
5%	12%	$1,120	5%	$1,050
0%	12%	$1,120	0%	$1,000
-5%	12%	$1,120	-5%	$950
-10%	12%	$1,120	-10%	$900
-19%	12%	$1,120	-19%	$810
-20%	N/A	N/A	-20%	$800
-30%	N/A	N/A	-30%	$700
-40%	N/A	N/A	-40%	$600
-50%	N/A	N/A	-50%	$500
-60%	N/A	N/A	-60%	$400
-70%	N/A	N/A	-70%	$300
-80%	N/A	N/A	-80%	$200
-90%	N/A	N/A	-90%	$100
-100%	N/A	N/A	-100%	$0
*In the scenario where the downside threshold value has been reached, the value of the underlying commodity will need to recover by the valuation date so that the final commodity percent change is greater than 0% in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

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Commodity LASERSSM due October , 2012
Based on the Performance of Gold

Hypothetical Examples

The examples below illustrate how the payment at maturity on the LASERS is calculated and are based on the following terms:

Stated principal amount:	$1,000 per LASERS

Hypothetical initial commodity price:	$1,200

Downside threshold value:	-20%

Fixed percentage:	12%

Maximum payment at maturity:	$1,300 per LASERS

EXAMPLE 1: Downside threshold value has NOT been reached and the final commodity percent change is positive.

The commodity percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is positive and greater than the fixed percentage.

Hypothetical commodity price on the valuation date: $1,440
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,440 – $1,200) / $1,200
	=	20%
Fixed percentage	=	12%
Maximum payment at maturity	=	$1,300
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 20%
	=	$200
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $200
	=	$1,200

Payment at maturity = $1,200

EXAMPLE 2: Downside threshold value has NOT been reached and the final commodity percent change is negative.

The commodity percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is negative.

Hypothetical commodity price on the valuation date: $1,080
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,080 – $1,200) / $1,200
	=	-10%
Fixed percentage	=	12%
Maximum payment at maturity	=	$1,300
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 12%

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	=	$120
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $120
	=	$1,120

Payment at maturity = $1,120

In this example, the decrease in value of the underlying commodity results in a negative final commodity percent change.  However, the commodity percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  As a result, the investor realizes a positive return on the LASERS equal to the fixed percentage.

EXAMPLE 3: Downside threshold value has NOT been reached and the final commodity percent change is greater than 30% such that the payment at maturity is limited by the hypothetical maximum payment at maturity.

The commodity percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is greater than 30% such that the payment at maturity is limited by the hypothetical maximum payment at maturity.

Hypothetical commodity price on the valuation date: $1,620
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,620 – $1,200) / $1,200
	=	35%
Fixed percentage	=	12%
Maximum payment at maturity	=	$1,300
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 35%
	=	$350
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,300

Payment at maturity = $1,300

In this example, the commodity percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and the investor receives a return based on the final commodity percent change, as it is greater than the fixed percentage.  However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,300 per LASERS at maturity.

EXAMPLE 4: Downside threshold value HAS been reached and the final commodity percent change is negative.

The commodity percent change was less than or equal to the downside threshold value of -20% on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is negative.

Hypothetical commodity price on the valuation date: $600
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($600 – $1,200) / $1,200
	=	-50%
Fixed percentage	=	12%

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Maximum payment at maturity	=	$1,300
Return amount	=	stated principal amount x final commodity percent change
	=	$1,000 x (-50%)
	=	-$500
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$500)
	=	$500

Payment at maturity = $500

Because the commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the LASERS equal to the final commodity percent change.

EXAMPLE 5: Downside threshold value HAS been reached and the final commodity percent change is positive.

The commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is positive.

Hypothetical commodity price on the valuation date: $1,248
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,248 – $1,200) / $1,200
	=	4%
Fixed percentage	=	12%
Maximum payment at maturity	=	$1,300
Return amount	=	stated principal amount x final commodity percent change
	=	$1,000 x 4%
	=	$40
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $40
	=	$1,040

Payment at maturity = $1,040

In this example, the increase in value of the underlying commodity results in a positive final commodity percent change.  Because the commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return.  However, since the value of the underlying commodity recovered by the valuation date, the investor does not suffer a loss and instead realizes a positive return on the LASERS equal to the final commodity percent change.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and a return amount, subject to the maximum payment at maturity of $1,300 (130% of the stated principal amount).  The payment at maturity may be greater than, equal to or less than the stated principal amount.

If the commodity percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be positive and will equal:

$1,000 × [the greater of (x) final commodity percent change and (y) fixed percentage]

where,

final commodity percent change	=	The commodity percent change on the valuation date

commodity percent change	=	On any trading day,

fixed percentage	=	12% (6% per annum)

If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will equal:

$1,000    x    final commodity percent change

If the final commodity percent change is negative, the return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the LASERS.

▪
LASERS do not pay interest or guarantee return of any principal at maturity.  The terms of the LASERS differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the LASERS at maturity and do not pay you interest on the LASERS.  If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative, the payment at maturity on each LASERS will be less, and may be significantly less, than the stated principal amount of the LASERS.  Consequently, the entire principal amount of your investment is at risk.

▪
You will lose the benefit of the fixed percentage return if the downside threshold value is reached.  If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the commodity percent change on the valuation date and you will lose the benefit of the minimum return based on the fixed percentage.  As a result, you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity on the valuation date.

▪
Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity.  The positive return investors may realize on the LASERS if the final commodity percent change is positive is limited by the maximum payment at maturity of $1,300 per LASERS, or 130% of the stated principal amount.  The maximum payment at maturity applies to the LASERS whether or not the downside threshold value is reached on any trading day during the period from but excluding the pricing date to and including the valuation date.  Accordingly, your payment at maturity will not exceed $1,300 per LASERS, or 130% of the stated principal amount, regardless of any greater appreciation in the value of the underlying commodity on the valuation date.  See “Hypothetical Payouts on the LASERS at Maturity” on page 9.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the LASERS in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the LASERS in the secondary market, including:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;
•
whether or not the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;
•	interest and yield rates in the market;
•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the LASERS; and
•	any actual or anticipated changes in our credit ratings or credit spreads.

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Some or all of these factors will influence the price you will receive if you sell your LASERS prior to maturity.  For example, you may have to sell your LASERS at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if the commodity percent change has reached the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices.  The commodity percent change may be less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date such that you will be exposed on a 1 to 1 basis to any negative performance of the underlying commodity and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the final commodity percent change will be positive or that the commodity percent change will be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date so that you will receive at maturity an amount that is greater than the stated principal amount of the LASERS.

▪
Gold prices are volatile and are affected by numerous factors.  Investments, such as the LASERS, linked to the prices of commodities, such as gold, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, and therefore of the LASERS, in varying and potentially inconsistent ways.

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time to time, above-ground inventories of gold may also influence the market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 18 below.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level above which the commodity price must remain for the commodity percent change to be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and could increase the level at which the commodity price must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount on the LASERS, if the downside threshold value were to be reached.  Additionally, such hedging or trading activities during the term of the LASERS could potentially affect the commodity price, including the commodity price

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on the valuation date, and whether the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the LASERS or at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MSCG will determine the initial commodity price, the final commodity percent change and whether the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of the accompanying preliminary pricing supplement called “Description of LASERS—Market Disruption Event.”

▪
Investing in the LASERS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Investing in the LASERS is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity.  By purchasing the LASERS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the LASERS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the commodity percent change on any trading day during the term of the LASERS is less than or equal to the downside threshold value, the risk that they would be

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recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following table sets forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the period from January 1, 2005 through October 11, 2010.  The commodity price on October 11, 2010 was $1,351.50.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter (through October 11, 2010)	1,351.50	1,313.50	1,351.50

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